                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[X]     Preliminary Proxy Statement

[_]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
        (e)(2))
[_]     Definitive Proxy Statement
[_]     Definitive Additional Materials
[_]     Soliciting Material Under Rule 14a-12

                                   Hurry, Inc.
------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:
                              Class A Common Stock
                              Class B Common Stock
                  --------------------------------------------
(2)     Aggregate number of securities to which transaction applies:
                              4,456,875 Class A Common Stock
                  --------------------------------------------
                              2,050,701 Class B Common Stock
                  --------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                              Not Applicable.
                  --------------------------------------------
(4)     Proposed maximum aggregate value of transaction:
                              Not Applicable.
                  --------------------------------------------

(5)     Total fee paid:
                  ____________________________________________
[_]     Fee paid previously with preliminary materials.

[_]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
                  ____________________________________________
(2)      Form, Schedule or Registration Statement No.:
                  ____________________________________________
(3)      Filing Party:
                  ____________________________________________
(4)      Date Filed:
                  ____________________________________________

                                   HURRY, INC.
                               Post Office Box 567
                            Alpharetta, Georgia 30009


                             ________________, 2002

Dear Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of Hurry, Inc., formerly known as Harry's Farmers Market, Inc. The special meeting will be held at the office of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia on ____________, 2002 at 10:00 a.m. Eastern time.

         This is a very important meeting that affects your investment in our company.

         At the special meeting, you will be asked to consider and vote upon the following:

         1. A proposal to approve and adopt a Plan of Liquidation and Dissolution pursuant to which we would liquidate and dissolve the company.

         2. Any other business that may properly come before the special meeting or any adjournments.

         After careful consideration, our board of directors has decided that the liquidation and dissolution of Hurry, Inc. as set forth in the Plan of Liquidation and Dissolution would best maximize shareholder value. Accordingly, your board of directors unanimously recommends that you vote FOR approval and adoption of the Plan of Liquidation and Dissolution.

         The attached proxy statement provides detailed information about the Plan of Liquidation and Dissolution. Please give this information your careful attention. In particular, you should carefully consider the information provided in the section entitled "Risk Factors" beginning on page 13.

         To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of our board of directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the special meeting.

                                         Sincerely,


                                         Harry A. Blazer
                                         President and Chief Executive Officer

         This proxy statement is dated ____________, 2002 and was first mailed to shareholders on __________, 2002.

                                   Hurry, Inc.
                               Post Office Box 567
                            Alpharetta, Georgia 30009

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON _______________, 2002

         Notice is hereby given that a special meeting of the shareholders of Hurry, Inc., formerly known as Harry's Farmers Market, Inc., will be held at the office of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia on _______________, 2002 at 10:00 a.m. Eastern time for the following purposes:

         1. To consider and vote upon the approval and adoption of a Plan of Liquidation and Dissolution pursuant to which we would liquidate and dissolve Hurry, Inc. A copy of the Plan of Liquidation and Dissolution is included as Annex A to the attached proxy statement.

         2. To transact any other business that is properly brought before the special meeting or any adjournments.

         The proxy statement that accompanies this notice describes the Plan of Liquidation and Dissolution. We encourage you to read the proxy statement carefully.

         Our board of directors has fixed the close of business on ________________, 2002 as the record date for determining the shareholders entitled to notice of the special meeting and to vote at the meeting.

         Accompanying this notice is a proxy card. Whether or not you expect to be at the special meeting, please sign and date the enclosed proxy card and return it to us promptly. If you plan to attend the special meeting and want to vote your shares personally, you may do so at any time before the proxy is voted.

                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            Barbara Worrell
                                            Secretary

Alpharetta, Georgia
____________, 2002

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----

Summary .......................................................................  i

Questions and Answers ......................................................... iv

The Special Meeting ...........................................................  1

The Plan of Liquidation and Dissolution .......................................  4

Forward-Looking Statements .................................................... 12

Risk Factors .................................................................. 13

Certain U.S. Federal Income Tax Consequences .................................. 16

Where You Can Find More Information ........................................... 18

                                     SUMMARY

         This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. For a more complete description of the Plan of Liquidation and Dissolution, you should carefully read the entire proxy statement, including the attached annex. Where appropriate, we have included page references in this summary to direct you to more complete descriptions of the topics summarized.

Time, Date and Place:      The special meeting will be held at the office of
                           Alston & Bird LLP located at One Atlantic Center,
                           1201 West Peachtree Street, Atlanta, Georgia on
                           ____________, 2002 at 10:00 a.m. Eastern time.

Record Date:               Holders of record of our Class A and Class B common
                           stock as of the close of business on _______________, 2002 will be entitled to vote at the meeting.

Purpose:                   1.    To consider and vote upon the approval and
                           adoption of a Plan of Liquidation and Dissolution pursuant to which we would liquidate and dissolve Hurry, Inc. A copy of the Plan of Liquidation and Dissolution is attached as Annex A to this proxy statement.

                           2. To transact any other business that is properly brought before the special meeting or any adjournments.

Board                      Our board of directors has unanimously approved the
Recommendation:            Plan of Liquidation and Dissolution and recommends
                           that you vote FOR approval and adoption of the Plan of Liquidation and Dissolution.

Voting Rights:             Holders of Class A common stock are entitled to cast
                           one vote for each share held on the record date on each matter submitted to the shareholders at the special meeting, and holders of Class B common stock are entitled to cast ten votes for each share held on the record date on each matter submitted to the shareholders at the special meeting.

                           See "The Special Meeting - Record Date; Quorum; Shares Outstanding and Entitled to Vote; Required Vote" on page 1.

Required Vote:             Under our Articles of Incorporation and Georgia law,
                           approval and adoption of the Plan of Liquidation and Dissolution requires the affirmative vote of a majority of the issued and outstanding shares of our Class A and Class B common stock, voting as a single voting group. Abstentions and broker non-votes will have the same effect as votes against approval of the Plan of Liquidation and Dissolution. Harry A. Blazer, our president and chief executive officer, is the beneficial owner of all our Class B common stock and has indicated that he will vote for approval of the Plan of Liquidation and Dissolution. Because of the voting rights of the Class B shares, Mr. Blazer's vote in favor of the plan would ensure approval of the plan.

                           See "The Special Meeting - Record Date; Quorum; Shares Outstanding and Entitled to Vote; Required Vote" on page 1.

Timing and Procedure:           As promptly as practicable, after approval of
                                the Plan of Liquidation and Dissolution by our shareholders, we will file a Notice of Intent to Dissolve with the Georgia Secretary of State. We will then commence winding up our business. When all of our known debts, liabilities and obligations have been paid and discharged, or adequate provision has been made for them to be paid and discharged, we will file Articles of Dissolution with the Georgia Secretary of State.
                                From and after the date the Articles of
                                Dissolution are accepted by the Secretary of State of the State of Georgia, we will cease to exist.

                                See "The Plan of Liquidation and Dissolution - Dissolution and Liquidation Procedures" on page 9.

Reasons for the Liquidation     Our board of directors believes that liquidation
and Dissolution:                and dissolution of the company is the best
                                method to maximize shareholder value.

                                See "The Plan of Liquidation and Dissolution - Reasons for the Liquidation and Dissolution; Recommendation of our Board of Directors" on page 8.

Winding Up of Business:         After the filing of the Notice of Intent to
                                Dissolve, we will not engage in any business activities except for the purposes of collecting our assets, disposing of our properties that will not be distributed in kind to our shareholders, discharging or making provision for discharging our liabilities, distributing our remaining property among our shareholders according to their interests, and taking other actions necessary to wind up and liquidate our business and affairs. In connection with winding up our business, our board of directors may establish a contingency reserve fund to pay future claims, contingencies and expenses.

                                See "The Plan of Liquidation and Dissolution - Conduct of our Corporation" on page 9.

Liquidating Distributions to    Before distributing any assets to our
Shareholders:                   shareholders, we will pay and discharge, or make
                                provision reasonably likely to provide
                                sufficient compensation for, all of our claims and obligations, including claims that are contingent, conditional, unmatured, pending or that have not yet arisen but are likely to arise within the next five years. After adequate provision has been made for payment of all of our claims and obligations, any of our remaining assets will be distributed to our shareholders in one or more liquidating distributions.
                                Uncertainties as to the net value of our assets and the ultimate amount of our liabilities make it impossible to predict the amount, if any, that will be distributed to shareholders or the timing of any distributions that might be made.

                                See "The Plan of Liquidation and Dissolution - Distributions to Shareholders" on page 10.

Liquidating Trust:              Our board of directors may, in its discretion,
                                transfer our assets to a liquidating trust that would complete the winding up of our business.

                                See "The Plan of Liquidation and Dissolution - Liquidating Trust" on page 11.

Revocation of Dissolution       Our board of directors may, in its discretion,
Notice:                         revoke the Notice of Dissolution filed with the
                                Georgia Secretary of State at any time prior to the filing of the Articles of Dissolution. If the board revokes the dissolution proceedings, we would carry on business activities as if the dissolution proceedings were never commenced.

Cessation of Common Stock       At the time we file Articles of Dissolution with
Trading:                        the Georgia Secretary of State, we will make the
                                appropriate filing with the Securities and Exchange Commission to release us from our obligations to file periodic reports with the SEC. At that time, we also will close our stock transfer books. After our transfer books are closed, shareholders will no longer be able to transfer shares of our common stock, except by will, intestate succession or operation of law.
                                Only shareholders of record on the date the transfer books are closed, or those that receive shares by will, intestate succession or operation of law, will receive any distributions made after such date.

                                See "The Plan of Liquidation and Dissolution - Trading of our Class A Common Stock; Public Filings" on page 11.

Potential Continuing            If our board of directors decides to establish a
Liability of Shareholders:      contingency reserve or a liquidating trust and
                                does not set aside enough cash in the reserve or assets in the trust, claims may be brought against us that we cannot pay. In addition, in specific circumstances, claims may be brought against us after our dissolution. In any of these instances, our shareholders may be liable to successful claimants to the extent of their pro rata share of the claim or the corporate assets previously distributed to them in the liquidation, whichever is less. However, in no event would a shareholder be liable for an amount greater than that received in any liquidating distributions.

                                See "The Plan of Liquidation and Dissolution - Potential Continuing Liability of Shareholders after Dissolution" on page 11.

Federal Income Tax              Until the winding up and liquidation of our
Consequences:                   company is complete, we will remain subject to
                                income tax on any taxable income we recognize.
                                We should be able to offset taxable gain on sales or income with operating losses, expenses and net operating loss carry-forwards.

                                Each shareholder will recognize a gain or loss equal to the difference between the aggregate amount of the liquidating distributions, if any, made to the shareholder and the adjusted tax basis of the shareholder's shares. We encourage our shareholders to consult their own tax advisors as to the particular tax consequences to them.

                                See "Certain U.S. Federal Income Tax
                                Consequences" on page 16.

Interest of Certain Persons     All of our executive officers and directors own
in the Liquidation:             shares of our common stock and/or options to
                                purchase shares of our common stock. If we make any distributions, they, as shareholders, will receive the same per share distribution as our other shareholders.

                                See "The Special Meeting - Security Ownership of Management" on page 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE PLAN OF LIQUIDATION AND DISSOLUTION.

                              QUESTIONS AND ANSWERS

Q:       Who is soliciting my proxy?

A:       Our board of directors is soliciting proxies from each of our shareholders.

Q:       When and where is the special meeting?

A:       The special meeting will be held ___________, 2002 at 10:00 a.m.
Eastern time, at the office of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia.

Q:       What will I receive as a result of the Plan of Liquidation and
Dissolution?

A:       Before distributing any assets to our shareholders, we will pay and discharge, or make provision reasonably likely to provide sufficient compensation for, all of our claims and obligations. After adequate provision has been made for payment of all of our known claims and obligations, any of our remaining assets will be distributed to our shareholders in one or more liquidating distributions. Uncertainties as to the net value of our assets and the ultimate amount of our liabilities make it impossible to predict the amount, if any, that will be distributed to shareholders or the timing of any distributions that might be made.

Q:       What is the required shareholder vote to approve the Plan of
Liquidation and Dissolution?

A:       Our Articles of Incorporation and Georgia law require the affirmative vote of a majority of our Class A common stock and our Class B common stock, voting as a single voting group, to approve the Plan of Liquidation and Dissolution. Harry A. Blazer, our president and chief executive officer, is the beneficial owner of all our Class B common stock and has indicated that he will vote for approval of the Plan of Liquidation and Dissolution. Because of the voting rights of the Class B shares, Mr. Blazer's vote in favor of the plan would ensure approval of the plan.

Q:       What if the Plan of Liquidation and Dissolution is not approved by the shareholders?

A:       If the Plan of Liquidation and Dissolution is not approved, our board of directors will evaluate other strategic alternatives available to us in accordance with its fiduciary obligations to our shareholders.

Q:       When do you expect the liquidation and dissolution to be completed?

A:       The earliest the liquidation and dissolution may be complete is
November 2002 because we will not receive the remaining proceeds of the escrow from the transaction with Whole Foods Market Group, Inc. until October 31, 2002 at the earliest. If any claims are pending under the escrow at that time, we will not receive the proceeds until the time the claims are resolved. We do not expect to complete our liquidation and dissolution until after we have received the proceeds from the escrow.

Q:       Can I still sell my shares of the corporation's common stock?

A:       When the Articles of Dissolution are filed with the Georgia Secretary of State, we also will close our stock transfer books. After our transfer books are closed, shareholders will no longer be able to transfer shares of our common stock, except by will, intestate succession or operation of law. Until that time, shareholders may continue to sell their shares of our common stock.

Q:       Are there risks I should consider before deciding on the proposal?

A:       Yes, you should carefully consider the factors discussed in the section entitled "Risk Factors" beginning on page 13.

Q:       What do I need to do now?

A:       We urge you to read this proxy statement carefully, including the annex, and consider how the liquidation and dissolution affects you as a shareholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 18. You then should follow the procedures explained in this proxy statement to vote your shares.

Q:       If my shares are held in a brokerage account, will my broker vote my shares for me?

A:       No, your broker will not vote your shares for you unless you provide instructions on how to vote. It is important that you follow the directions provided by your broker regarding how to give your broker instructions to vote your shares.

Q:       May I change my vote?

A:       Yes, you may change your vote at any time before your proxy is voted at the special meeting. To change your vote, simply send a written revocation or a later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person.

Q:       Will I owe any federal income tax as a result of the liquidation and dissolution sale?

A:       Each shareholder will recognize a capital gain or loss equal to the difference between the aggregate amount of the liquidating distributions, if any, made to the shareholder and the adjusted tax basis of the shareholder's shares. We recommend that you consult with your tax advisor about your particular tax liability.

Q:       Will I have dissenters' rights?

A:       No, under Georgia law, you are not entitled to dissenters' rights.

Q:       Whom should I contact with questions?

A:       If you have questions about the dissolution and liquidation, please call our shareholder services line at ______________.

                               THE SPECIAL MEETING

General

         This proxy statement is being furnished to provide you with information regarding the solicitation of proxies by our board of directors for use at the special meeting.

         At the special meeting, our shareholders will be asked to consider and vote upon (1) a proposal to approve and adopt the Plan of Liquidation and Dissolution and (2) any other business that is properly brought before the meeting or any adjournments.

         The special meeting will be held on ______________, 2002 at 10:00 a.m. Eastern time at the office of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia.

Record Date; Quorum; Shares Outstanding and Entitled to Vote; Required Vote

         The securities that can be voted at the special meeting consist of Class A common stock and Class B common stock. Holders of Class A common stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the meeting. Holders of Class B common stock are entitled to cast ten votes for each share held on the record date on each matter submitted to the shareholders at the meeting.

         Our board of directors set ______________, 2002 as the record date for the special meeting. Accordingly, only holders of shares of our Class A and Class B common stock at the close of business on _______________, 2002 are entitled to notice of and to vote at the special meeting. As of the record date, 4,456,875 shares of our Class A common stock and 2,050,701 shares of our Class B common stock were outstanding and entitled to vote.

         Under our bylaws, the holders of a majority of the votes entitled to be cast will constitute a quorum and will be sufficient for transacting business at the special meeting. If a quorum is not present or represented at the special meeting, the shareholders that are entitled to vote at the meeting may adjourn the meeting until the amount of shares required to constitute a quorum is present.

         Shares entitled to vote that are represented in person or by proxy will be counted for purposes of determining whether a quorum is present. In addition, shares held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. However, if under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the special meeting in the absence of instructions from the beneficial owners, then shares as to which no voting instructions have been furnished will be considered "broker non-votes" and will not be counted with regard to any proposal for which no instructions have been provided.

         Under our Articles of Incorporation and Georgia law, approval and adoption of the Plan of Liquidation and Dissolution requires the affirmative vote of a majority of the issued and outstanding shares of our Class A and Class B common stock, voting as a single voting group. Abstentions and broker non-votes will have the same effect as votes against approval of the Plan of Liquidation and Dissolution. Harry A. Blazer, our president and chief executive officer, is the beneficial owner of all our Class B common stock and has indicated that he will vote for approval of the Plan of Liquidation and Dissolution. Because of the voting rights of the Class B shares, Mr. Blazer's vote in favor of the plan would ensure approval of the plan.

Voting of Proxies

         Properly executed proxies that have not been revoked will be voted at the special meeting in accordance with the instructions indicated in the proxies. If a proxy card is returned without instructions indicating how to vote the proxy, proxies will be voted FOR approval of the Plan of Liquidation and Dissolution.

         Voting instructions are included on your proxy card. If you properly submit your proxy to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

         If any other matters are properly presented at the special meeting, the persons named in the enclosed proxy will have discretion to vote on those matters in accordance with their best judgment. We are not aware of any matters that will be presented at the special meeting other than the proposal on the proxy card.

         To vote a proxy using the enclosed proxy card, you must sign, date and mail your proxy card and return it in the enclosed, prepaid envelope prior to the special meeting.

How to Revoke Your Proxy

         Any proxy may be revoked by the person giving it at any time before it is voted. Written proxies may be revoked by:

         . filing with our secretary (including by facsimile) a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the special meeting;

         .      submitting a later-dated proxy relating to the same shares; or

         .      attending the special meeting and voting in person.

Any written notice of revocation of a proxy either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting, to:

                Hurry, Inc.
                Post Office Box 567
                Alpharetta, Georgia 30009
                Facsimile:  (770) 394-9985
                Attention:  Barbara Worrell, Corporate Secretary

Costs of Solicitation of Proxies

         We will bear the cost of the solicitation of proxies from our shareholders and the cost of printing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may contact shareholders to solicit their proxies. Those directors, officers and employees will not be paid any additional compensation for doing so.

Security Ownership of Management

         The following table sets forth information as of April 1, 2002, unless otherwise indicated, regarding the beneficial ownership of our equity securities by each person known by us to own more than 5% of any class of our voting securities, each of our directors and all directors and executive officers as a group.

         Pursuant to SEC rules, the number of shares of common stock beneficially owned by a specific person or group includes shares issuable pursuant to convertible securities, warrants and options held by such person or group that may be converted or exercised within 60 days after April 1, 2002. These shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

         The persons named in the table gave us the stock ownership information about themselves or provided the information in filings made with the SEC. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them. Harry A. Blazer is the beneficial holder of all of the shares of our Class B common stock.

Holders of Class B shares are entitled to ten votes per share. If at any time any shares of Class B common stock are beneficially owned by any person other than Mr. Blazer (or entities controlled by him) or upon his death, these shares of Class B common stock automatically convert to an equal number of shares of our Class A common stock.

                                         Shares Beneficially Owned            Percent     Percent of Total
                                         -------------------------
Beneficial Owner                   Class                        Shares        of Class     Voting Power
----------------                   ------------------------------------       --------    -------------
Harry A. Blazer                    Class A Common Stock        38,000/(1)/         *
                                   Class B Common Stock     2,050,701/(2)/    100.00%
                                   Total                                                         82.3%

Charles W. Sapp                    Class A Common Stock       154,133/(3)/      3.44%               *

Donald M. Pamenter                 Class A Common Stock        19,999/(4)/         *                *

Morningside Value Investors,
LLC/(5)/                           Class A Common Stock       308,210           6.92%             1.2%

All directors and
executive officers as a            Class A Common Stock       212,232/(6)/      4.73%
group                              Class B Common Stock     2,050,701         100.00%
(3 persons)                        Total                                                         83.0%

_______________________________
*Represents less than 1%.

1       Shares owned by Mr. Blazer's wife, with respect to which Mr. Blazer disclaims beneficial ownership.
2       Includes 2,049,400 shares owned by Harry Blazer, Inc., an entity of which Mr. Blazer is the sole director and sole shareholder. Mr. Blazer's address is c/o Hurry, Inc., Post Office Box 567, Alpharetta, Georgia 30009.
3       Includes 23,333 shares subject to presently exercisable stock options or stock options exercisable within 60 days of April 1, 2002.
4       Includes 9,999 shares subject to presently exercisable stock options or stock options exercisable within 60 days of April 1, 2002.
5       The address of Morningside Value Investors, LLC is 153 East 53/rd/
Street, New York, New York 10022. We obtained all information about Morningside Value Investors from a Schedule 13G filed by Morningside Value Investors with the SEC on December 26, 2001.
6       Includes 33,332 shares subject to presently exercisable stock options or stock options exercisable within 60 days of April 1, 2002. Also includes 38,000 shares owned by Mr. Blazer's wife, with respect to which Mr. Blazer disclaims beneficial ownership.

                     THE PLAN OF LIQUIDATION AND DISSOLUTION

Background

         For the past several years, our company has suffered losses in its operations due, in management's opinion, to increased competition, shifts in our demographic customer base, increased drive times in the Atlanta metropolitan area, difficulty with implementing new operating initiatives and the costs of servicing a high-priced debt facility. As a result, during the third and fourth quarters of our fiscal year ended January 31, 2001, our board of directors, which at the time was comprised of five members, continued to be concerned about the high costs of our debt, our declining sales performance and continuing losses, the low trading price of our Class A common stock and the overall need to improve shareholder value. In response to these concerns, our board of directors requested that the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. prepare a presentation about possible alternatives the board might pursue to increase shareholder value.

         At a board of directors meeting held January 25, 2001, representatives of Houlihan Lokey presented the results of their preliminary review and analysis. In particular, Houlihan Lokey described five alternatives for the board to consider pursuing:

         .     continue the business without change;

         .     find a joint venture or other strategic partner;

         . sell the company or some or all of its assets to a strategic or financial buyer;

         .     refinance our outstanding debt; or

         .     liquidate the business.

         After considering the Houlihan Lokey presentation, our board of directors decided to formally engage Houlihan Lokey to further explore strategic alternatives and executed an engagement letter that had previously been negotiated by our board of directors, with assistance of counsel, and representatives of Houlihan Lokey. To supplement Houlihan Lokey's efforts, on February 13, 2001, our board of directors also entered into an agreement with an independent financial broker to identify additional alternatives for our company.

         In order to facilitate the pursuit of alternatives to maximize shareholder value, our board of directors appointed Donald Pamenter and Charles Sapp, two of our independent directors, to serve as a special committee of the board for the purposes of (i) considering, negotiating and evaluating potential transactions and alternatives for us in an effort to enhance shareholder value and (ii) recommending to the full board of directors for its consideration the advisability of entering into any transaction. Mr. Pamenter was appointed as chairman of the special committee.

         In February, March and April of 2001, Houlihan Lokey contacted approximately 87 entities identified as having a potential interest in acquiring some or all of our business. The entities ranged in size from large supermarket chains and retail companies to small format groceries and also included financial investors with similar companies in their portfolios. Houlihan Lokey sent these entities written materials and contacted them by telephone to determine if they would be interested in further discussions regarding a possible transaction with us. Of the entities contacted, 16 executed confidentiality agreements and received a copy of a confidential offering memorandum, including Whole Foods Market, Inc.

         On March 14, 2001, Whole Foods sent a non-binding indication of interest to Houlihan Lokey expressing its interest in acquiring our business. After conducting detailed management interviews and due diligence, on April 28, 2001 Whole Foods submitted a non-binding letter of intent to us, offering to purchase our three megastores, distribution center, commissary kitchen, bakery and office facilities as well as our intellectual property. Pursuant to the letter of intent, Whole Foods would assume the liabilities related to the purchased assets. In order to take advantage of our net operating losses, or NOLs, Whole

Foods proposed that it buy all of our issued and outstanding capital stock for $35.0 million in cash, subject to a post-closing net working capital adjustment. However, because Whole Foods did not want to purchase the assets of our Harry's In A Hurry stores or to assume the related liabilities, the letter of intent required us to use our best efforts to sell, liquidate or otherwise dispose of those stores prior to the closing or continue operating such stores on a stand-alone basis.

         After receiving the offer from Whole Foods, the special committee decided that it was in the best interests of our public shareholders that the special committee engage its own legal counsel to advise it in connection with the Whole Foods proposal and the evaluation of strategic alternatives. On May 7, 2001, the special committee, after receiving recommendations of several law firms, met with and engaged Rogers & Hardin as its counsel.

         On May 8, 2001, the special committee held a meeting with its legal counsel and Houlihan Lokey to consider the Whole Foods proposal. After review of the proposal and the other available alternatives, the special committee recommended negotiating with Whole Foods to attempt to have Whole Foods agree to purchase the entire business, including the Harry's In A Hurry stores, and to obtain certain other modifications to the proposal.

         At the request of the special committee, Houlihan Lokey and the special committee's counsel, along with the Company's counsel, met with representatives of Whole Foods in Austin, Texas to negotiate certain provisions of the Whole Foods offer and to propose that Whole Foods agree to acquire the Harry's In A Hurry's stores as part of the acquisition. Whole Foods agreed to consider this proposal. However, after considering this request for several days, Whole Foods concluded that the Harry's In A Hurry stores were inconsistent with Whole Foods' operations and continued to insist that we sell, liquidate or spin-off the Harry's In A Hurry stores as a condition to the Whole Foods offer.

         After several discussions among the special committee, the committee's legal counsel, Harry Blazer, our legal counsel and representatives of Houlihan Lokey and upon the recommendation of the special committee, we entered into the letter of intent with Whole Foods on May 15, 2001. In addition to entering into the letter of intent, the special committee directed Houlihan Lokey and the independent financial broker to pursue alternatives with respect to the Harry's In A Hurry's stores and retained a commercial real estate broker with expertise in the Atlanta shopping center market to identify and recommend alternatives for the Harry's In A Hurry's stores.

         During its financial due diligence, Whole Foods concluded that it would be able to take very limited advantage of our NOLs under U.S. tax laws. Whole Foods subsequently withdrew its offer to buy our stock and instead offered to purchase only the assets of our megastores, distribution center, commissary kitchen, bakery and office facilities and the related liabilities as well as our intellectual property, for $35.0 million in cash, subject to a post-closing adjustment.

         During the remainder of May and June, Whole Foods continued its due diligence and decided to move forward with a transaction. Our counsel, with input from counsel to the special committee, and Whole Foods' attorneys negotiated the terms of an Asset Purchase Agreement and related documents. Separately, after reaching agreement on the principle terms of the Asset Purchase Agreement and to meet a requirement set by Whole Foods, Mr. Blazer and Whole Foods negotiated the terms of a consulting and noncompetition agreement.

         While negotiating with Whole Foods, the special committee, Mr. Blazer and Houlihan Lokey continued to explore strategic alternatives for our Harry's In A Hurry stores, including working with the real estate broker and the independent financial broker to identify potential purchasers of this business. Throughout this period, the special committee continued to hold weekly conference calls with its and our counsel. Mr. Blazer, Houlihan Lokey and other advisors and members of management were invited to participate in the calls from time to time.

         On August 9, 2001, the special committee met at the office of Alston & Bird with representatives of Houlihan Lokey and Rogers & Hardin. After extensive discussion by the special committee, including a review by counsel to the special committee of committee members' fiduciary duties, the special committee determined that the Whole Foods proposal was in the best interests of our public shareholders and unanimously agreed to recommend the approval of the Whole Foods transaction to the full board of directors. The special committee also agreed to recommend that it continue to consider alternatives for the Harry in a Hurry's stores and that management continue efforts to reduce costs and expenses throughout our operations.

         Immediately after the special committee meeting, our board of directors conducted a meeting, also at the office at Alston & Bird, with all board members in attendance. After extensive review of the transaction terms and final negotiations with representatives of Whole Foods, receipt of the special committee's report and recommendation, a short presentation by Houlihan Lokey and discussion, our board of directors unanimously voted to approve, and to recommend approval to our shareholders of, the transactions with Whole Foods. We and Whole Foods then worked to meet all of the closing conditions of the Asset Purchase Agreement, including obtaining approval of the transaction by our shareholders on October 23, 2001. We closed the transaction on October 31, 2002 and immediately changed our name to Hurry, Inc.

         At the special committee and board of directors meetings held August 9, 2001, the special committee and the board of directors each voted to continue exploring strategic alternatives for our Harry's In A Hurry stores. Houlihan Lokey, a commercial real estate broker previously engaged by us and our officers and directors continued to seek a buyer or buyers for one or more of the stores. As an alternative, they also continued discussions with various parties who might be interested in assuming one or more of the stores' real property leases, although in most instances this would require the landlords' consent and we would still remain liable under the leases.

         Recognizing the need to conserve our cash and after reviewing the store's operating performance, as well as the lack of third-parties' interest in purchasing the store, we announced in a press release dated September 20, 2001 that we would close the Harry's In A Hurry store located in the Dunwoody Plaza Shopping Center. We closed this store on September 29 2001, and we immediately began offering the equipment located at the store for sale. Because we were unable to find a suitable replacement tenant for the property and because we still would have remained liable under the lease even if we had assigned the lease or sublet the property, our board of directors decided to begin negotiations with the landlord of the store to allow us to terminate our real property lease, which was to expire in May 2009. We entered into a Termination of Lease Agreement with the landlord pursuant to which the lease for the Dunwoody store was terminated early and all of our obligations under the lease were extinguished in exchange for a termination fee of $343,000, which we have paid. Under the termination agreement, we also must make monthly rental payments of $18,954 through May, 2002, during which time we may continue to occupy the location for purposes of winding up our business operations. If necessary, we can extend the time of occupancy for two one-month periods at the same monthly rental rate.

         Also in September, 2001, we received an indication of interest from MKT 1, Inc., a specialty grocer, regarding the Harry's In A Hurry store on Ponce de Leon Avenue, and we promptly began discussions with representatives of MKT 1 about a potential transaction. These discussions continued through the fall of 2001, and in January, 2002, our officers, directors and counsel began negotiating an agreement with MKT 1. While negotiations were continuing, two of our non-executive employees also expressed an interest in pursuing a stock deal for the entire company or purchasing the Harry's In A Hurry store located on Ponce de Leon Avenue. The special committee and our board of directors continued discussions with both MKT 1 and our employees in an effort to obtain the best realizable value for our shareholders.

         In October 2001, in an additional effort to conserve cash and after not receiving any viable offers for the purchase of the store or assumption of the real estate lease, we reached agreement with the landlord of the Harry's In A Hurry store located on Peachtree Street for the early termination of all of our obligations under the lease, which was scheduled to expire in October 2002. As part of that agreement, we agreed to pay a fee of approximately $26,000, which was equal to three-months rent, in addition to the forfeiture of approximately $7,200 of our initial deposit with the landlord. In a press release on October 23, 2001, we announced that we would be closing the Harry's In A Hurry store located on Peachtree Street on October 31, 2001. After closing the store, we began efforts to sell the equipment located in the store.

         After reviewing our third quarter results for fiscal 2002, which included an impairment charge of approximately $5.2 million relating primarily to the write-down of the Harry's In A Hurry stores and related assets to their net realizable book value, we reported on December 17, 2001 that we would close the Harry's In A Hurry store located in Peachtree City on or about December 31, 2001, which we did. This decision was made after unsuccessfully attempting to sublease or assign the lease to a third party, even though we would have remained liable under the terms of the lease. In addition to offering the equipment for sale, we entered into a First Amendment to Lease Agreement with the landlord of the store pursuant to which we terminated the lease agreement and the landlord released us from our obligations under the lease, which was to expire in 2016, including our obligation to repay the $675,000 construction allowance, in exchange for a termination fee of $850,000. We may occupy the premises for purposes of selling the equipment and winding up operations through May, 2002. The landlord, upon 30 days prior notice, may accelerate the move-out date if it has identified a new tenant for the premises.

         As part of our continuing effort to reduce expenses and as the size of our company continued to decline, in January 2002, Harry A. Blazer, our president and chief executive officer who had previously agreed to decrease his salary from $250,000 per year to $100,000 per year, agreed to an additional reduction to $52,000 per year. In addition, on January 30, 2002, the board decided to reduce the size of the board to three total directors. In connection with this decision, Robert Glustrom and Peter Barr resigned from our board of directors.

         Following the resignations, on January 30, 2002, our board of directors, then consisting of Harry Blazer, Donald Pamenter and Charles Sapp, approved a sale of the assets of the Harry's In A Hurry store located on Ponce de Leon Avenue to MKT 1. The board also decided to approach MKT 1 about the possibility of a stock sale and, alternatively, the possibility of a sale of the assets of the other Harry's In A Hurry stores, which had previously been discussed with MKT 1. However, the board of directors stated that they did not want to delay the closing of the already-negotiated asset sale. In addition, board members held discussions with the two employees who had expressed an interest in the Ponce de Leon store about the possibility of the employees instead buying another one or more of our stores. The employees subsequently informed our board of directors that they were not interested in pursuing any transaction.

         In addition, at the January 30th meeting of our board of directors, the board approved a distribution of $0.38 per share to our shareholders of record as of the close of business on February 11, 2002. When deciding to approve the distribution, our directors considered the amount of cash remaining from the proceeds of the Whole Foods transaction and our decreased need for cash because of the closing of several Harry's In A Hurry stores and the contemplated sale of the Ponce de Leon store. The board compared these factors to our known and expected liabilities and obligations.

         During February 2002, Donald Pamenter and Charles Sapp met with representatives of MKT 1 to discuss a possible stock sale or additional asset sale. MKT 1 expressed interest in discussing these possibilities, but all parties agreed to focus first on the planned transaction. On February 11, 2002, we sold the assets of the Harry's In A Hurry store located on Ponce de Leon Avenue to MKT 1 for an aggregate purchase price of $900,000 plus a short-term note for $299,422 as payment for the store's inventory. The note is to be repaid in two installments, the first of which we received in March, 2002. As part of the assignment to MKT 1 of the lease for the store on Ponce de Leon Avenue, we negotiated a buy-out of our continuing obligations under the lease, which was to expire in June 2008, with the landlord for approximately $108,500, $25,000 of which is to be repaid to us by MKT 1.

         After further discussions with MKT 1 regarding an additional transaction, our board of directors concluded that the costs associated with negotiating an additional transaction with MKT 1, the potential continued obligations under the remaining leases, questions about the financing terms of any transaction and the possibility that, after extensive work, the transaction might not close, outweighed any possible incremental increase in proceeds to us or benefit to our shareholders.

         As a result of the difficulty in finding a viable buyer for the remaining stores or a party to assume the leases as well as an examination of the stores' financial performance and recognition that performance was not likely to improve in the near future, our board of directors decided that the best method to maximize shareholder value was to close the remaining two Harry's In A Hurry stores and to liquidate and dissolve the company. On February 26, 2002, we announced that the Harry's In A Hurry store on Akers Mill Road would close on or about March 4, 2002 and that we were working toward closing the Harry's In A Hurry on Powers Ferry Road in the same time frame, both of which closings occurred as announced. As a further cost-cutting measure, Harry A. Blazer, our president and chief executive officer, again agreed to reduce his salary in March, 2002, from $52,000 per year to $26,000 per year.

         Our officers and directors, with assistance of our counsel, continued to sell our equipment and to negotiate termination agreements with our landlords. We and the landlord of the Akers Mill store entered into an Assignment and Assumption Agreement pursuant to which we assigned to the landlord our interest in the lease, which was to expire in March 2007, and an existing sublease. In exchange for the landlord's consent to this arrangement, we paid a fee of $250,000 to the landlord. We have the right to continue to occupy the premises, excluding the subleased portion, through April, 2002. In addition, we entered into a Termination of Lease Agreement with the landlord of the Powers Ferry Road store pursuant to which we paid a termination fee of $75,000 in exchange for acceleration of the lease termination date from the original expiration date of July 2004 to April 30, 2002, the right to cease operations at the store and the release of all of our obligations under the lease. We must continue to pay rent through April 30, 2002, and we may extend our occupancy through May, 2002 by paying an additional month of rent.

Reasons for the Liquidation and Dissolution; Recommendation of our Board of Directors

         In the course of reaching its decision to recommend that our company liquidate and dissolve, the board of directors consulted with our management, our legal advisors and representatives of Houlihan Lokey. The board of directors considered many factors when making its decision, including:

         . Our business, financial condition, earnings and prospects, as well as the competition facing us in the Atlanta market;

         . The continuing nature of our operating losses and the likelihood that such losses would continue in the future; and

         . The belief that we had thoroughly explored the market interest in various strategic transactions and that the alternatives to liquidation were either not feasible or not reasonably likely to provide equal or greater value to our shareholders in a reasonable period of time.

         The board of directors also identified and considered potentially negative factors in their deliberations concerning the Plan of Liquidation and Dissolution, including:

         . There could be no assurance that we would be successful in disposing of our assets for values equal to or exceeding those currently estimated or that these dispositions would occur when we expected;

         . The possibility that the liquidation would not yielddistributions as great as or greater than the recent market prices of our Class A common stock and any distributions might not be made for a long time;

         . The probability that the liquidation process would involve a longer pay-off process and would require us to incur potentially larger administrative costs than a transaction with a third party (compared to the probable low cash proceeds from a transaction with a third party);

         . The likelihood that the liquidity of our shares would decrease if we paid distributions to our shareholders; and

         . Some of our shareholders might, depending on their tax basis in their stock, recognize a taxable gain upon the completion of the liquidation.

         The discussion above of the factors considered and the reasons given for the approval of the Plan of Liquidation and Dissolution, while not exhaustive, addresses all of the material factors our board considered. In view of the wide variety of factors considered and the overwhelming belief by the board that the proposed alternative is in the best interest of the shareholders, the board of directors neither quantified or assigned relative weights to the factors above. Rather the board of directors based its recommendation on the totality of the information presented to and considered by it.

         After carefully evaluating each of these factors, both positive and negative, our board of directors unanimously decided that the best method to maximize shareholder value was to liquidate and dissolve our company.

Interests of Our Directors and Executive Officers in the Liquidation and Dissolution

         All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock. If we make any liquidating distributions, they will receive the same per share distribution as our other shareholders.

Description of the Plan of Liquidation and Dissolution

         Certain material features of the plan of dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the Plan of Liquidation and Dissolution and the relevant portions of the Georgia Business Corporation Code. A complete copy of the Plan of Liquidation and Dissolution is attached to this proxy statement as Annex A. Shareholders should carefully read the Plan of Liquidation and Dissolution in its entirety.

Dissolution and Liquidation Procedure

         Assuming the Plan of Liquidation and Dissolution is approved by our shareholders, as promptly as practicable we will file a Notice of Intent to Dissolve with the Georgia Secretary of State.

         After the Notice of Intent to Dissolve is filed, we will take the steps described below to wind up our affairs at such times as our board of directors, in its absolute discretion, deems necessary, appropriate, or advisable to maximize the value of our assets upon liquidation.

Revocation of the Plan of Dissolution

         At any time prior to the filing of Articles of Dissolution with the Georgia Secretary of State, our board of directors may, without shareholder approval, revoke the dissolution proceedings. We may then carry on our business as if dissolution proceedings had never occurred.

Conduct of Our Corporation

         After we file the Notice of Intent to Dissolve, we will not engage in any business activities except for:

         .    collecting our assets;

         . disposing of our properties that will not be distributed in kind to our shareholders;

         .    discharging or making provision for discharging our liabilities;

         . distributing our remaining property among our shareholders according to their interests; and

         . taking other actions necessary to wind up and liquidate our business and affairs.

         The board of directors and our remaining officers will oversee our dissolution and liquidation unless we establish a liquidating trust, which is described further below.

Sale of Remaining Assets

         The Plan of Liquidation and Dissolution allows us to sell, exchange, transfer, lease, license or otherwise dispose of all our property and assets, including any intangible property and assets, for such consideration and upon such terms and conditions as our board of directors deems appropriate. We may sell our assets and properties in bulk to one buyer or a small number of buyers or separately to numerous buyers. We will not be required to obtain appraisals or other third party opinions as to the value of our properties and assets. As part of the liquidation process, we will collect, or make provision for the collection of, all accounts receivable, debts and claims owing to us.

Payment of Claims and Obligations

         Prior to making any liquidating distributions to our shareholders, we will pay or make reasonable provision to pay all of our claims and obligations, including all contingent, conditional or unmatured claims known to us. As soon as practicable after filing the Notice of Intent to Dissolve, we will notify all of our known creditors and those parties asserting claims against us of our dissolution proceedings. The notice to our known claimants will describe the procedures they must follow to file their claims with us. In addition, when publishing the Notice of Intent to Dissolve, we will request in the publication that all persons with claims against us present such claims to us in a written notice containing specified information and sent to a specified mailing address. In this way, we hope to identify any unknown claimants.

        Following adoption of the Plan of Liquidation and Dissolution, our board of directors may determine that a contingency reserve fund should be established. Our board of directors would put into this fund an amount of cash or property as our directors, in their discretion, determines is sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of our property and assets and our liquidation and dissolution, including claims that are likely to arise or become known later. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the reserve fund would be distributed to our shareholders.

Distributions to Shareholders

         Although we are making every effort to keep our costs and expenses as low as possible, we will continue to incur various costs and expenses, including operating costs, salaries, payroll, local and other taxes and miscellaneous office expenses, during the dissolution process. In addition, expenses for professional fees and other expenses of liquidation may be significant. These expenses will reduce the amount of assets available for any ultimate distributions to shareholders.

         Before making any distribution to our shareholders, our board of directors must first make adequate provision for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the dissolution.

         Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount, the kind of, and the record date for any liquidating distributions made to shareholders. Liquidating distributions will be made to shareholders on a pro rata basis. We are not required to pay all of our liabilities and obligations prior to making distributions to shareholders, but we are required to make a good faith estimate of those liabilities and obligations and to hold an adequate amount out of any distributions.

         Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the aggregate net amount that will ultimately be distributed to shareholders, if anything, or the timing of any distribution.

Liquidating Trust

         If deemed advisable by our board of directors, we may transfer any or all of our assets to a trust established for the benefit of shareholders and subject to the claims of creditors. Thereafter, the trustees would sell or distribute the assets and satisfy claims. If our shareholders approve the Plan of Liquidation and Dissolution, our board of directors will be authorized to appoint one or more trustees of a liquidating trust and to cause us to enter into a liquidating trust agreement with the trustees on such terms as may be approved by our board of directors. Shareholder approval of the Plan of Liquidation and Dissolution also will constitute approval of any liquidating trust agreement and appointment of any trustees.

Trading of Our Class A Common Stock; Public Filings

         Our Class A common stock is quoted on the Over-the-Counter Bulletin Board. At the time we file Articles of Dissolution with the Georgia Secretary of State, we will make the appropriate filings with the SEC to release us from our obligations to file periodic reports with the SEC. At that time, we also will close our stock transfer books. After our transfer books are closed, shareholders will no longer be able to transfer shares of our common stock, except by will, intestate succession or operation of law. The proportionate interests of all of our shareholders will be fixed on the basis of their respective stock holdings at the close of business on the day our stock transfer books are closed. Any distributions we make after that date will be made solely to the shareholders of record at the close of business on that date, except as may be necessary to reflect subsequent transfers by will, intestate succession or operation of law.

Potential Continuing Liability of Shareholders After Dissolution

         If our board of directors decides to establish a contingency reserve or a liquidating trust and does not set aside enough cash in the reserve or assets in the trust, claims may be brought against us that we cannot pay. In addition, in specific circumstances, claims may be brought against us after our dissolution. In any of these instances, under Georgia law, our shareholders may be liable to successful claimants to the extent of their pro rata share of the claim or the corporate assets previously distributed to them in the liquidation, whichever is less. However, in no event would a shareholder be liable for an amount greater than that received in any liquidating distributions.

         We will send our known claimants a notice about the dissolution proceedings immediately after filing the Notice of Intent to Dissolve. The notice will instruct claimants to deliver their claims to us by a set deadline. If our known claimants do not comply with these instructions, their claims will be barred. However, if they follow the instructions and we deny their claims, they will have one year to bring an enforcement action. If a claimant brings a successful action, we will have to satisfy the claim. If we have already distributed assets to our shareholders such that we do not have sufficient assets to satisfy the claim, our shareholders may be liable to the claimant, subject to the limitations described above.

         In addition, claimants not known to us at the time we conduct our dissolution proceedings may still bring claims against us in some circumstances and enforce their claims against our shareholders. We will include in our published notice a request that all persons with claims against us contact us to present their claims. Except claims that are contingent when the notice is published, claims will be barred unless a proceeding to enforce the claim is brought against us within two years of the publication date. Contingent claims and claims that arise after the publication date must be brought within the later of two years after filing of the Articles of Dissolution or five years after the publication date. Claims that are properly brought within these periods may be enforced against our shareholders if we have already distributed all of our assets or do not have enough assets to satisfy the claims, subject to the limitations described above.

No Dissenters or Appraisal Rights

         Shareholders are not entitled to dissenters' or appraisal rights with respect to the Plan of Liquidation and Dissolution.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

         . the liquidation and dissolution of the company pursuant to the terms of the Plan of Liquidation and Dissolution; and

         . the amount of any liquidating distributions and the timing of any liquidating distributions.

         The words "may," "would," "could," "continue," "will," "expect," "estimate," "anticipate," "believe," "hope," "intend," "plan," "approximate" and similar expressions are intended to identify forward-looking statements.

         We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which we cannot control. Our actual results may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined in "Risk Factors" beginning on the following page.

                                  RISK FACTORS

         You should carefully consider the following risk factors, together with the other information in this proxy statement, before voting on the Plan of Liquidation and Dissolution. In addition, you should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we believe are the material risks of which you should be aware at this time. However, additional risks that we do not know about now, or that we believe are not material at this time, also may prove to be important.

At the time of the special meeting, you will not know whether we will be able to make any liquidating distributions or the amount or timing of any distributions we might be able to make.

         Because we do not know what price we will receive for our assets that we are trying to sell or the total amount of liabilities that we will have to pay, we cannot tell you at this time if we will have sufficient assets to make any liquidating distributions. Similarly, we cannot now tell you the amount or timing of any distributions that we might be able to make. Some of our assets may be difficult for us to convert into cash, and we may not receive the expected amounts for some of our assets. We also could have higher than anticipated claims and liabilities, and our ongoing expenses during the winding up process may be higher than expected. Consequently, we are asking shareholders to vote on the Plan of Liquidation and Dissolution without being able to assure them that we will be able to make any liquidating distributions or that any amounts distributed would exceed the price or prices at which our Class A common stock has recently traded or may trade in the future.

Shareholders could be liable to the extent of any distributions to them if we are unable to satisfy our liabilities.

         Pursuant to the terms of the Plan of Liquidation and Dissolution, we will promptly pay our expenses and other known liabilities. In addition, in the publication of our Notice of Intent to Dissolve, we will request that all parties having claims against us submit those claims to us so that we can make provision for them. Our board of directors also may establish a contingency reserve for payment of remaining obligations or establish a liquidating trust. However, if enough cash is not put into the reserve or enough assets into the liquidating trust, claims may be brought against us that we cannot pay. In addition, in specific circumstances, claims may be brought against us after our dissolution. In any of these instances, under Georgia law, our shareholders may be liable to successful claimants to the extent of their pro rata share of the claim or the corporate assets previously distributed to them in the liquidation, whichever is less. Shareholders' liability may exist for a period of up to five years after the publication of our Notice of Intent to Dissolve.

If the Plan of Liquidation and Dissolution is not approved, our board of directors will be forced to evaluate other alternatives, which may be less favorable to us and our shareholders than dissolution.

         If our shareholders fail to approve the Plan of Liquidation and Dissolution, our board of directors will continue to evaluate all appropriate alternatives to maximize shareholder value. Because we have a history of significant operating losses, the alternatives available to us would be limited. As of January 31, 2001, the end of our 2001 fiscal year, we had an accumulated deficit of approximately $24.5 million. We incurred a net loss, before extraordinary items, of approximately $5.0 million, $1.2 million and $6.6 million in the fiscal years ended January 31, 2001, February 2, 2000 and February 3, 1999. Our board of directors believes that it has explored all viable alternatives for our company and has determined that the best method to maximize shareholder value is for us to liquidate and dissolve. If the Plan of Liquidation and Dissolution is not approved, we may be unable to become a financially viable company and then would have to consider declaring bankruptcy. If we were forced to declare bankruptcy, our shareholders may receive less than they might in a liquidation.

Our board of directors may delay implementation of or terminate the Plan of Liquidation and Dissolution even if our shareholders approve the plan.

         Even if our shareholders vote to approve the Plan of Liquidation and Dissolution, our board of directors may, in its sole discretion, delay implementation of or terminate the plan. Although our board of directors presently intends to implement the plan and dissolve the company as soon as practicable after receiving shareholder approval, circumstances may arise that require our board of directors to delay our dissolution. For example, the filing of any shareholder litigation or additional claims by creditors may require us to delay our dissolution until such matters are adequately resolved. Any delay likely would increase our costs and reduce the amount available for distribution to our shareholders. In addition, our board of directors may decide that it is in our best interests to abandon the plans for dissolution. Under Georgia law, our board of directors would be able to abandon the dissolution proceedings without having to seek shareholder approval to do so.

Decreases in the underlying value of our assets may adversely affect the amount of any liquidating distributions.

         The underlying value of our assets may be adversely affected by a number of factors that are beyond our control, including:

         .    adverse changes in economic conditions;

         . over availability of equipment similar to ours in the market place because of other recent grocery store closings; and

         . the inability of third parties to pay accounts receivable owed to us.

         Any decrease in the value of our assets would hinder our efforts to obtain the most cash possible for our non-cash assets. We will need cash to pay and discharge most of our debts and liabilities. Because we must pay or make provision for payment of our obligations and liabilities prior to making any liquidating distributions, any decrease in available cash would decrease the likelihood that we would be able to make any liquidating distribution to our shareholders and the amount available for any distributions.

Prior to a final distribution to shareholders, we may be required to register as an investment company under the Investment Company Act of 1940, which could subject us to various reporting requirements and increased expenses.

         While we wind up our business, our board of directors intends to invest our cash assets in investment-grade securities. If we fail to meet certain exemptions from registration under the Investment Company Act of 1940, we would be required to register as an investment company and comply with the requirements of the Investment Company Act. We would then be subject to restrictions on our capital structure and be required to comply with various reporting and other requirements that would subject us to additional expense.

         Generally, an issuer is deemed to be an investment company subject to registration if its holdings of "investment securities", which usually are securities other than securities issued by majority owned subsidiaries and government securities, exceed 40% of the value of its total assets exclusive of government securities and cash items on an unconsolidated basis. However, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged as soon as reasonably possible, and in any event within that one-year period, primarily in a business other than that of investing, reinvesting, owning, holding or trading in securities. If we would otherwise be deemed to be an investment company under the Investment Company Act, we intend to rely on this exemption while we attempt to resolve all contingencies pending against us and to liquidate all of our remaining assets. Accordingly, we do not intend to register as an investment company under the Investment Company Act.

         If we have not resolved all contingencies pending against us and liquidated all of our remaining assets within the one-year period referred to above, we may be required to (1) apply to the Securities and Exchange Commission for exemptive relief from the requirements of the Investment Company Act, or (2) invest certain of our assets in government securities and cash equivalents that are not considered "investment securities" under the Investment Company Act. There can be no assurance that we will be able to obtain exemptive relief from the Commission. Alternatively, investment in government securities and cash equivalents could yield a significantly lower rate of return than other investments that we could make if we chose to register as an investment company.

No further shareholder approval will be required for any actions that we might take.

         After approving the Plan of Liquidation and Dissolution, our shareholders will not be entitled to vote on any additional corporate actions that we now contemplate taking to wind up our business. Accordingly, we will not be required to seek shareholder approval of the manner in which we dispose of our assets or the consideration received for our assets. In addition, we would not be required to obtain shareholder approval if our board of directors decided to establish a liquidating trust or, alternatively, to halt the dissolution proceedings.

Assuming approval of the proposal by the shareholders, we will continue to have expenses that may further decrease any distribution.

         Following approval of the Plan of Liquidation and Dissolution and the filing of the Notice of Intent to Dissolve, our activities will be limited to those necessary to wind up our company. These actions will include selling our remaining assets, establishing any necessary contingency reserves for payment of known, expected or threatened expenses and liabilities, terminating any remaining commercial agreements, relationships or outstanding obligations and distributing any remaining assets to our shareholders. In connection with these winding up activities, we will continue to incur various costs and expenses, including operating costs, salaries, payroll, local and other taxes, and miscellaneous office expenses. In addition, expenses for professional fees and other expenses of liquidation may be significant, and we will continue to indemnify our officers, directors, employees and agents in accordance with our Articles of Incorporation and Bylaws, including for actions taken in connection with the Plan of Liquidation and Dissolution and the winding up of our affairs These costs and expenses will reduce the amount of assets available for any ultimate distributions to our shareholders.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain material U.S. federal income tax consequences related to our dissolution and liquidation pursuant to the Plan of Liquidation and Dissolution. This discussion is based on the Internal Revenue Code of 1986, as amended, treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of our liquidation and dissolution. Shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences to shareholders that do not hold their stock as a capital asset. For purposes of this discussion, a U.S. shareholder is:

         .        a citizen or resident of the U.S.;

         . a corporation, partnership or other entity organized under the laws of the U.S. or any political subdivision thereof;

         . an estate whose income is subject to U.S. federal income taxation regardless of its source; or

         . a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

This discussion is for general information only and may not address all tax considerations that may be significant to a holder of our common stock. Shareholders are urged to consult their own tax advisors as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

Tax Consequences to Us

         After the Plan of Liquidation and Dissolution becomes effective and until the liquidation is completed, we will continue to be subject to income tax on any taxable income we recognize. We will recognize gain or loss on sales of our assets. In addition, upon any distributions of assets other than cash to our shareholders, we will recognize gain or loss as if such assets had been sold to shareholders at their fair market value. We may discharge some of our liabilities at less than the face amount of such liabilities. Our discharge of liabilities at less than face amount may result in our realization of income. Any operating losses, expenses and net operating loss carry-forwards we have will be available to offset any taxable income we recognize.

Tax Consequences to U.S. Shareholders

         Upon liquidation, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of property (other than cash) distributed to such shareholder directly (or to the liquidating trust on the shareholder's behalf, if applicable), and (ii) such shareholder's tax basis in his or her shares of our stock. The gain or loss will be a capital gain or loss, assuming our stock is held by the shareholder as a capital asset, and will be a long term capital gain or loss if the stock has been held for more than one year. Long-term capital gains realized by shareholders that are individuals are generally subject to a 20% maximum tax rate. The deductibility of capital losses is subject to limitations. The tax basis of any property other than cash received by each shareholder upon our complete liquidation will be the fair market value of the property at the time of the distribution.

         Shareholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to a liquidating trust. The amount of any distribution should be applied first to reduce a shareholder's tax basis in his or her shares of our common stock but not below zero. If a shareholder owns more than one block of shares of our common stock, the amount of any distribution must be allocated among the several blocks of shares owned by the shareholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the shareholder. The amount of the distributions (including distributions to a liquidating trust, if applicable) in excess of a shareholder's basis in his or her stock will be gain, and should be recognized in the year that the aggregate amount of the distributions received (or transferred to a liquidating trust, if applicable) exceed the shareholder's basis in his or her stock. If the amount of the distributions is less than the shareholder's basis in its shares of our common stock, the shareholder will generally recognize a loss in the year the final distribution is received or deemed received in the case of a transfer to a liquidating trust.

         If we make any liquidating distributions, we will provide shareholders and the Internal Revenue Service with a statement of the cash and the fair market value of any property distributed to the shareholders (or transferred to a liquidating trust) during that year as determined by our company, at such time and in such manner as required by the treasury regulations.

         As noted above, we may transfer some or all of our assets to a liquidating trust as part of our complete liquidation. A trust treated as a liquidating trust for tax purposes will not be subject to taxation on the receipt of a distribution of our assets, nor on the income generated by such assets. Instead, a distribution to a liquidating trust is treated as a distribution directly to shareholders. Each shareholder will be treated as receiving a liquidating distribution equal to his or her share of the amount of cash and the fair market value of the assets distributed to the trust. Therefore, a shareholder may recognize gain if the value of the liquidating distribution to a liquidating trust exceeds his or her remaining basis in its stock, although the shareholder may not receive a current distribution of cash with which to pay the resulting tax liability until a later tax year. In addition, the shareholder will be treated as the owner of the liquidating trust. Each shareholder will therefore be required to take into account his or her ratable share of the liquidating trust's items of income and loss when computing his or her own taxable income.

         If the trust established to receive liquidating distributions fails to qualify as a liquidating trust for tax purposes, the tax consequences of the transfer of assets to and from the trust will depend on the reason for the failure to qualify. Most likely the trust then will be taxable as a corporation rather than as a trust. If the liquidating trust is taxable as a corporation, the trust itself will be subject to tax, and the shareholders could be subject to tax both upon the receipt of the interest in the trust and the receipt of distributions to the trust. If we establish a liquidating trust, we intend to cause the trust to qualify for treatment as a liquidating trust for federal income tax purposes.

Backup Withholding

         Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and treasury regulations promulgated under the Internal Revenue Code, the shareholder may be subject to a 30% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that shareholder's U.S. federal income tax liability.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Anything we file with the SEC may be read and copied at the following locations of the SEC:

Public Reference Room        New York Regional Office    Chicago Regional Office
Room 1024, Judiciary Plaza   Woolworth Building          175 West Jackson Blvd.
450 Fifth Street, N.W.       233 Broadway                Suite 900
Washington, D.C.  20549      New York, New York  10279   Chicago, Illinois 60604

         Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings also should be available to the public from commercial document retrieval services and at the web site the SEC maintains at http://www.sec.gov.
             ------------------

         The SEC allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that we previously filed with the SEC (SEC File No. 0-21486) and that contain important information about us:

         .        Quarterly Report on Form 10-Q for the fiscal quarter ended May
                  2, 2001;

         .        Current Report on Form 8-K filed August 14, 2001;

         . Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2001;

         . Current Reports on Form 8-K filed November 8, 001 and on November 16, 2001;

         . Quarterly Report on Form 10-Q filed for the fiscal quarter ended October 31, 2001; and

         .        Current Report on Form 8-K filed February 14, 2002.

         We may be required to file other documents with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the time this proxy statement is mailed and the date of the special meeting. Those other documents will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date they are filed with the SEC.

         You may obtain any of the documents incorporated by reference through us, the SEC or the SEC's web site as previously described. Document incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing. If you would like to request documents from us, please send a request to us promptly at the following address in order to receive them before the special meeting:

                             Hurry, Inc.
                             Post Office Box 567
                             Alpharetta, Georgia 3009
                             Attn.:  Barbara Worrell, Corporate Secretary

         In addition, if you and one or more of our other shareholders share an address and are presently receiving multiple copies of our annual reports and proxy statements at that address, please send written notice to us at the address above if you would prefer to receive only one copy of these documents for all shareholders at your address.

         You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the Plan of Liquidation and Dissolution. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated _________________, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than this date. Neither the mailing of this proxy statement to our shareholders nor the completion of our liquidation and dissolution will create any implication to the contrary.

                                     Annex A
                                     -------

                             PLAN OF LIQUIDATION AND
                           DISSOLUTION OF HURRY, INC.

         WHEREAS, the Board of Directors (the "Board") of Hurry, Inc., a Georgia corporation (the "Company"), has deemed it advisable that the Company should be liquidated and subsequently dissolved and has approved and determined that this Plan of Liquidation and Dissolution of Hurry, Inc. (the "Plan") is advisable and in the best interests of the shareholders of the Company;

         WHEREAS, the Board has directed that the Plan be submitted to the shareholders of the Company for their approval or rejection at a special meeting of shareholders of the Company to be held on such date as the Board may determine, in accordance with the requirements of the Georgia Business Corporation Code (the "Georgia Code") and the Company's Articles of Incorporation and Bylaws, and has authorized the filing with the Securities and Exchange Commission and the distribution to shareholders of a proxy statement in connection with the solicitation of proxies for such meeting; and

         WHEREAS, the Board, upon substantial completion of the liquidation of the Company's properties and assets or such earlier time as determined in its discretion, may voluntarily dissolve the Company in accordance with the Georgia Code and the Internal Revenue Code of 1986, as amended (the "Code"), upon the terms and conditions set forth in this Plan;

         NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Liquidation and Dissolution of Hurry, Inc. as follows:

                            I. EFFECTIVE DATE OF PLAN

         The effective date of this Plan (the "Effective Date") shall be the date on which holders of a majority of the outstanding shares of class A and class B common stock of the Company entitled to vote at the special meeting and voting as a single voting group approve this Plan.

                      II. CESSATION OF BUSINESS ACTIVITIES

         This Plan is intended to be a complete plan of liquidation and dissolution within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Section 331 of the Code. After the Effective Date, the Company shall file a Notice of Intent to Dissolve with the Secretary of State of the State of Georgia pursuant to Section 14-2-1403 of the Georgia Code and shall cause such notice to be published pursuant to Section 14-2-1403.1 of the Georgia Code.

         After the filing of the Notice of Intent to Dissolve, the Company shall not engage in any business activities except for activities necessary to collect its assets, dispose of its properties that will not be distributed in kind to its shareholders, discharge or make provision for discharging its liabilities, distribute its remaining property equally among its shareholders according to their interests, and take other actions necessary to wind up and liquidate its business and affairs. Notwithstanding the foregoing, at any time prior to the filing of Articles of Dissolution with the Georgia Secretary of State, the Board of Directors may, without shareholder approval, revoke the Company's dissolution proceedings and the Company may then carry on its business as if dissolution proceedings had never occurred.

                           III. LIQUIDATION OF ASSETS

         After the Effective Date, the Company shall sell, exchange, transfer, lease, license, or otherwise dispose of all of its property and assets, including any intangible property and assets, to the extent, for the consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by the Company's shareholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or separately to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company will collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

                              IV. PAYMENT OF DEBTS

         Prior to making any distributions to its shareholders, the Company shall pay, or as determined by the Board or by any court of competent jurisdiction, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company. As soon as practicable after filing the Notice of Intent to Dissolve, the Company shall notify all known creditors and those asserting claims against the Company, whether such claims are fixed, contingent, conditional, or unmatured (collectively, the " Known Claimants"), of the dissolution of the Company and describing the procedure for filing their claims with the Company. In addition, when publishing the Notice of Intent to Dissolve, the Company shall request in the publication that all persons with claims against the Company (the "Unknown Claimants" and collectively with the Known Claimants, the "Claimants") present such claims to the Company in a written notice containing specified information and sent to a specified mailing address.

         Following the Effective Date, the Board may, if and to the extent deemed necessary or advisable by the Board, establish a contingency reserve (the "Contingency Reserve") and set aside into the Contingency Reserve such amounts of cash or property of the Company as the Board, in its discretion, determines are sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of the Company's property and assets and the liquidation and dissolution provided for in this Plan, including claims that are likely to arise or become known to the Company after the filing of the Articles of Dissolution described in Article VI of this Plan. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan to the Company's shareholders.

                        V. DISTRIBUTIONS TO SHAREHOLDERS

         Following the liquidation of its assets as provided in Article II hereof and the payment or the provision for the payment of claims and obligations as provided in Article IV hereof, the Company shall distribute pro rata to the holders of its outstanding class A and class B common stock all of its remaining property and assets, if any, in one or a series of distributions.

                           VI. ARTICLES OF DISSOLUTION

         When all known debts, liabilities and obligations of the Company have been paid and discharged, or adequate provision has been made for them to be paid and discharged, the officers of the Company shall execute Articles of Dissolution pursuant to Section 14-2-1408 of the Georgia Code and shall cause the Articles of Dissolution to be filed with the Secretary of State of the State of Georgia . From and after the date the Articles of Dissolution are accepted by the Secretary of State of the State of Georgia, the Company shall cease to exist, except for the purpose of actions or other proceedings that may be brought against the Company by service upon any of its last executive officers named in its last annual registration and except for such actions as the shareholders, directors and officers take to protect any remedy, right or claim on behalf of the Company or to defend, compromise or settle any claim against the Company, all of which may proceed in the Company's name.

                        VII. POWERS OF BOARD AND OFFICERS

         The Board and the officers of the Company are authorized to approve such changes to the terms of any of the actions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code, the Georgia Code and any rules and regulations of the SEC or any state securities commission, including, without limitation, any instruments of dissolution or other documents and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns or reports. Without limiting the generality of the foregoing, the appropriate officer of the Company is authorized and directed, within thirty (30) days after the shareholders approve this Plan, to execute and file a United

States Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out of the actions contemplated herein.

                    VIII. RESTRICTIONS ON TRANSFER OF SHARES

         After filing Articles of Dissolution with the Secretary of State of the State of Georgia, the Company may make the appropriate filing with the Securities and Exchange Commission to release the Company from its obligations to file periodic reports with the Securities and Exchange Commission. At that time, the Board also may cause the Company to close its stock transfer books. After the Company's transfer books are closed, shareholders will no longer be able to transfer shares of the Company's common stock, except by will, intestate succession or operation of law. The proportionate interests of all of the Company's shareholders shall be fixed on the basis of their respective stock holdings at the close of business on the date the transfer books are closed. Any distributions made after such date shall be made solely to the shareholders of record at the close of business on the date the transfer books are closed, except as may be necessary to reflect subsequent transfers as a result of any assignments by will, intestate succession or operation of law.

                            IX. CANCELLATION OF STOCK

         Distributions to the Company's shareholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding common stock of the Company; provided, however, that if the Board of Directors anticipates making more than one distribution to shareholders, then the outstanding common stock shall not be deemed to be cancelled until the Board of Directors has declared a final distribution. As a condition to any final disbursement made under the Plan after the filing of the Articles of Dissolution, the Board may require shareholders to surrender their certificates evidencing the common stock to the Company or its agent for cancellation. If a shareholder's certificate for shares of common stock has been lost, stolen or destroyed, such shareholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

                              X. LIQUIDATING TRUST

         If advisable for any reason to complete the liquidation and distribution of the Company's assets to its shareholders, the Board may at any time establish a liquidating trust (the "Trust"). The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in any Contingency Reserve, and any remaining liabilities and obligations of the Company. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to collect and distribute the remaining assets of the Company to its shareholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more of its members to act as trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustees on such terms and conditions as the Board determines. Approval of this Plan by the shareholders also will constitute the approval by the shareholders of any appointment of the trustees and of any liquidating trust agreement between the Company and such trustees.

                                XI. COMPENSATION

         The Company may pay to its officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of this Plan. Approval of this Plan by the shareholders of the Company shall constitute the approval of the shareholders of the payment of any such compensation referred to in this Article.

                              XII. INDEMNIFICATION

         The Company shall continue to indemnify its officers, directors, employees, agents and trustees in accordance with its Articles of Incorporation, Bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover the Company's indemnification obligations.

                                   XIII. COSTS

         The Company is authorized, empowered and directed to pay all legal, accounting, printing and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation and distribution of a proxy statement for the meeting of shareholders to be held for the purpose, among others, of voting upon the approval of this Plan.

         The foregoing Plan of Liquidation and Dissolution of Hurry, Inc. was duly adopted by its Board of Directors on the _____ day of _______________, 2002.


                                                _______________________________
                                                Name:  Barbara Worrell
                                                Title: Secretary

PROXY

                                   HURRY, INC.
                               Post Office Box 567
                            Alpharetta, Georgia 30009

     The undersigned shareholder of Hurry, Inc. constitutes and appoints Harry
A. Blazer and Barbara Worrell, and each of them, each with full power of substitution, to vote the number of shares of Class A common stock that the undersigned would be entitled to vote if personally present at the special meeting of shareholders to be held at the office of Alston & Bird LLP located at One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia, on ________________, 2002, at 10:00 A.M., or at any adjournments, upon the proposal described in the Notice of Special Meeting of Shareholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The board of directors recommends a vote FOR the proposal.

1. Plan of Liquidation and Dissolution. On the proposal to approve and adopt the Plan of Liquidation and Dissolution:

                For [_]        Against [_]       Abstain [_]

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR approval and adoption of the Plan of Liquidation and Dissolution and with discretionary authority on all other matters that may properly come before the special meeting or any adjournments.

     Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

                            Number of Shares Held:______________________________

                            ____________________________________________________
                                     Signature of Shareholder

                            ____________________________________________________
                                     Signature of Shareholder (if held jointly)

                            Dated: _________________________, 2002
                                      Month        Day

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HURRY, INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.